Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 14, 2019 (the “Effective Date”) by and between Propanc Biopharma, Inc., a Delaware corporation (the “Company”), and James Nathanielsz (“Executive”). The Company and Executive sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”. This Agreement is intended to and hereby amends and restates in its entirety that certain Employment Agreement between the Parties entered into as of February 25, 2015, as amended on April 14, 2016 and September 25, 2017.

The Company and Executive, intending to be legally bound, agree as follows:

1. Employment. On the terms and subject to the conditions contained herein, the Company hereby employs Executive, and Executive accepts such employment with the Company.

2. Term. This Agreement is effective as of the Effective Date. The Company agrees to employ Executive in accordance herewith during the period starting on the Effective Date and ending on and inclusive of the date three (3) years thereafter, subject to any earlier termination of Executive’s employment hereunder pursuant to Section 7. The period starting on the Effective Date and ending on and inclusive of the date three (3) years thereafter, regardless of any termination of Executive’s employment hereunder, is referred to herein as the “Term”. The period starting on the Effective Date and ending on and inclusive of the earlier of (a) the date three (3) years thereafter, and (b) the Termination Date (as defined in Section 8.1) is referred to herein as the “Employment Period”.

3. Position and Duties. The Company agrees that during the Employment Period:

3.1. Title; Reporting. The Company will employ Executive as the Chief Executive Officer (“CEO”) of the Company, and Executive shall report directly to the board of directors of the Company (the “Board”). The Executive shall also serve as a member of the Board and Chairman of the Board. In addition, Executive shall also assume the positions of the Chief Executive Officer of Propanc PTY LTD, the Company’s wholly owned subsidiary formed under the laws of Australia (“PTY”).

3.2. Duties. During the Term of this Agreement, Executive will have the authority and responsibilities consistent with the position of Chief Executive Officer and Chairman of the Board, subject to the reasonable direction and control of the Board. Executive shall perform all duties reasonably required of Executive in furtherance of Executive’s position as it relates to the Company’s business and the business of all of the Company’s Affiliates (as defined in Section 9.5.1) (the Company, together with all of its Affiliates, are referred to herein collectively as the “Company Group”). All duties assigned to Executive hereunder shall be consistent with the scope and dignity of his position.

3.3. Location. Executive’s principal place of business will be the Company’s principal executive offices located in the metropolitan Melbourne, Victoria, Australia area.

3.4. Confidentiality, Non-Interference and Invention Assignment. As a condition of employment, Executive shall execute and comply with the Confidentiality, Non-Interference and Invention Assignment Agreement attached hereto as Exhibit A (the “Confidentiality Agreement”).

4. Services. During the Employment Period, Executive shall devote substantially all of Executive’s working time, attention, and efforts to the Company, excluding any periods for illness, incapacity, and vacations, subject to the policies established by the Board, except as otherwise specifically provided herein. Notwithstanding the immediately preceding sentence or anything to the contrary contained herein, during the Employment Period Executive is permitted (a) to serve on the boards of directors, the boards of trustees, or any similar governing bodies, of any corporations or other business entities, of any charitable, educational, religious, or public service organizations, or of any trade associations, (b) to engage in charitable activities and community affairs, (c) to engage in venture investing, and (d) to manage Executive’s personal investments, in each case so long as such activities are disclosed to the Board, do not compete with the business of the Company Group, and do not interfere with Executive’s performance of this Agreement which shall take first priority over all other such activities as determined in the reasonable discretion of the Board. The Company hereby acknowledges and agrees that all such activities conducted by Executive as of the Effective Date (including all boards of directors on which Executive serves as of the Effective Date) which are listed in Schedule 1 to the Agreement, do not interfere with Executive’s performance of this Agreement and do not compete with the business of the Company.

5. Compensation.

5.1. Base Salary. During the Employment Period, the Company shall pay to Executive a cash base salary of $400,000 AUD per annum. During the Employment Period the Board shall review Executive’s annual cash base salary not less frequently than on an annual basis and may increase (but not decrease, including as it may be increased from time to time) such base salary. Executive’s annual cash base salary, as it may be increased from time to time, is referred to herein as the “Base Salary.” The Company shall pay the Base Salary to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments.

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5.2. Annual Performance Bonus. In addition to the Base Salary, Executive is eligible to earn an annual fiscal year cash performance bonus (a “Performance Bonus”) for each whole or partial fiscal year of the Employment Period in accordance with the Company’s annual bonus plan applicable to the Company’s senior executives (the “Annual Plan”). The fiscal year, as of the Effective Date, is July 1 to June 30). The Company agrees to establish, or cause the establishment of the Annual Plan during the Company’s fiscal year ending June 30, 2019. Executive’s “target” Performance Bonus shall be two hundred percent (200%) of Executive’s average annualized Base Salary during the fiscal year for which the Performance Bonus is earned. Executive’s “target” Performance Bonus is referred to herein as the “Target Bonus.” For each whole or partial fiscal year of the Employment Period occurring subsequent to the establishment of the Annual Plan, the Board shall meaningfully consult with Executive in connection with establishing the performance objectives for determining Executive’s Performance Bonus for the succeeding fiscal year, provided that the final determination shall remain in the complete and sole discretion of the Board.

The Company agrees that the performance objectives established under the Annual Plan for Executive will be no less favorable in the aggregate to Executive than the objectives established and used under the Annual Plan to determine the amount of the annual cash bonus payable to other similarly situated executive officers of the Company Group who participate in the Annual Plan. Except as otherwise provided herein: (i) depending on such performance in any particular whole or partial fiscal year, and on the criteria set forth in the Annual Plan, the actual amount of the Performance Bonus for that fiscal year may be less than, equal to, or greater than the Target Bonus; (ii) the Company shall pay each Performance Bonus to Executive at the same time that annual cash bonuses are paid to the other senior executive officers of the Company Group, but in no event later than the fifteenth (15th) day of the fourth month following the end of the applicable fiscal year for which the Performance Bonus is earned; and (iii) except as provided in Section 8, Executive shall not be entitled to receive any Performance Bonus if Executive is not employed on the final date of the applicable fiscal year for which such Performance Bonus has been established.

5.3. Initial Equity and Stock Options Grant. In addition to any other equity-based compensation or equity awards the Company grants to Executive on or after the Effective Date, the Company shall grant to Executive, as soon as practicable following the Effective Date, under the Company’s 2019 Equity Incentive Plan (the “Plan”): (i) incentive stock options to purchase a total of nineteen million five hundred thousand (19,500,000) shares (collectively, the “Options”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), with an exercise price per share equal to 110% of the closing market price of the Common Stock on the date of approval of such grant by the Board, (ii) nineteen million five hundred thousand (19,500,000) restricted stock units of the Company as the initial grant of restricted stock units (the “Initial RSUs”), and (iii) nineteen million five hundred thousand (19,500,000) restricted stock units of the Company as an additional grant of restricted stock units (the “Additional RSUs” and together with the Initial RSUs, the “RSUs”). The Options shall be issued pursuant to the Company’s standard form of Stock Options Agreement that will specify such other terms and conditions as the Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan. Each RSU grant will be evidenced by the Company’s standard form of Restricted Stock Units Agreement that will specify such other terms and conditions as the Board, in its sole discretion, will determine in accordance with the terms and conditions of the Plan, including all terms, conditions and restrictions related to the grant and the form of payout, which, subject to Section 9(d) of the Plan, may be left to the discretion of the Board. The Options shall be incentive stock options subject to the approval of the Plan by the Company’s stockholders on or before 12 months from the date of its adoption by the Board, and if the Plan is not approved by the Company’s stockholders within such period, the Options shall be deemed nonqualified stock options. The Options shall vest as follows, provided that on each such vesting date Executive is employed by the Company, and subject to the other provisions of this Agreement: (i) the Options shall have a term of ten (10) years from the date of grant; (ii) one-third (1/3rd) of the Options shall vest every successive one-year anniversary following the Effective Date during the Term with the last one-third (1/3rd) vesting on the three-year anniversary of the Effective Date; and (iii) subject to Section 8, the vested Options shall be exercisable until at least three (3) months following any termination of this Agreement, but no later than the end of the applicable term for each such award. The Initial RSUs shall vest on the one-year anniversary of the Effective Date, subject to Executive’s continued employment with the Company through such vesting date. The Additional RSUs shall vest in accordance with the following milestone schedule (each such vesting date, a “Vesting Date”), subject to Executive’s continued employment with the Company through the applicable Vesting Date:

●	One-fifth (1/5th) of the Additional RSUs shall vest upon the Company submitting Clinical Trial Application (the “CTA”) for PRP, the Company’s lead product candidate (“PRP”), for a First-In-Human study for PRP (the “Study”) in an applicable jurisdiction selected by the Company;

●	One-fifth (1/5th) of the Additional RSUs shall vest upon the CTA being approved in an applicable jurisdiction;

●	One-fifth (1/5th) of the Additional RSUs shall vest upon the Company completing an equity financing in the amount of at least $4,000,000 in gross proceeds, including proceeds from a financing consummated in connection with the Company’s engagement letter with its placement agent existing on the Effective Date;

●	One-fifth (1/5th) of the Additional RSUs shall vest upon the Company’s shares of Common Stock being listed on a senior stock exchange (NYSE, NYSE MKT or NASDAQ); and

●	One-fifth (1/5th) of the Additional RSUs shall vest upon the Company enrolling its first patient in the Study.

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Notwithstanding anything to the contrary in this Agreement, in the event of a “Change of Control” (as defined below) any unvested portion of the Options and RSUs shall vest immediately prior to such event. Each vested RSU shall be settled by delivery to Executive of one share of Common Stock and/or the fair market value of one share of common stock in cash, at the sole discretion of the Board and subject to the Plan, on the first to occur of: (i) the date of a Change of Control, (ii) the date that is ten (10) business days following the vesting date of such RSUs, (iii) the date of Executive’s death, provided such event occurs after the expiration of the Lock-up Period, and (iv) the date of Executive’s Disability (as defined below), provided such event occurs after the expiration of the Lock-up Period (in any case, the “Settlement Date”). Upon the Settlement Date, Executive shall be entitled, at his discretion and to the extent permitted by applicable law, to satisfy his tax obligations arising in connection with the settlement of his RSUs through the sale by Executive in the open market of a number of shares of Common Stock underlying the RSUs up to the maximum applicable withholding rate. As permitted by law and subject to any required consents, on or before the Settlement Date, the Company shall use its commercially reasonable efforts to file a Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission to allow the Executive (and if permitted by the Company, other senior executives) to settle a number of RSUs sufficient to cover his employment tax obligation arising in connection with the settlement of his RSUs in the open market pursuant to such Form S-8 (the “S-8 Settlement”).

“Change of Control” shall have the meaning provided in the Plan, except that (i) for purposes of determining whether a Change of Control has occurred under this Agreement, the acquisition of additional stock and/or convertible securities by James Nathanielsz and/or his affiliates resulting in him and/or his affiliates beneficially owning more (or subsequently less) than 50% of the total voting power of the stock of the Company will not be considered a Change of Control, and (ii) for purposes of the Options and the RSUs (and any other amounts payable on a Change of Control that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Change of Control shall only be deemed to occur if such transaction also constitutes a “change of control event” within the meaning of the 409A Rules. “Disability” shall have the meaning provided in Section 7.3 below, except that for purposes of the Options and the RSUs (and any other amounts payable on a Disability that constitute “nonqualified deferred compensation” within the meaning of the 409A Rules), a Disability shall only exist if you are “disabled” within the meaning of the 409A Rules.

5.4. Tax Withholding. The Company may withhold from any amounts payable hereunder, including any amounts payable pursuant to this Article 5 or pursuant to Article 8, any applicable federal, state, and local taxes that the Company is required withhold pursuant to any applicable law.

5.5. Tax Payments from Equity Awards. In addition to any other bonus compensation afforded Executive hereunder, the Company shall annually issue bonus compensation to Executive in an amount equal to the aggregate of all taxes due upon the vesting of the Other Equity Awards, the Options and the RSUs. If the Company does not have sufficient working capital and/or funding capability to timely make the payments required under this subsection (defined as payment amount is more than 15% of Company’s treasury), the Company shall be entitled to make such payment in shares of common stock of the Company.

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6. Benefits; Perquisites; Expenses; Indemnification; Other.

6.1. Benefits. Except as otherwise agreed to by the Executive or elected by the Executive in any applicable voluntary election materials, Executive shall be eligible to participate in and shall receive all or comparable benefits under all welfare plans, pension plans, fringe benefit plans, other benefit plans, and all other arrangements, plans, policies, and programs in each case (w) that the Company makes available generally to the senior executives of the Company or of any other member of the Company Group, (x) that are sponsored or maintained by any member of the Company Group or to which any member of the Company Group contributes, (y) on a basis no less favorable than the basis as such arrangements, plans, policies, and programs are applicable or made available to the other senior executives of any member of the Company Group, and (z) whether now existing or established hereafter, including (a) all accidental death, business travel insurance, death benefits, dental, disability (including short-term disability and long-term disability), flexible spending accounts, health, hospitalization, life insurance, long term care, medical, prescription drug, salary continuation, sickness, surgical, vacation, vision, welfare, wellness, and similar arrangements, plans, policies, or programs, and (b) all change in control, deferred compensation, deferred stock unit, executive compensation, incentive (or other) bonus (whether short-term, long-term, or otherwise), other equity-based compensation, pension, profit sharing, restricted stock, restricted stock unit, retention, retirement, savings, stock appreciation right, stock option, stock purchase, supplemental retirement, and similar arrangements, plans, policies, and programs (collectively, the “Benefit Plans”).

6.2. Perquisites. Executive is entitled to receive such perquisites that the Company generally provides to its other senior executive officers in accordance with the then-current policies and practices of the Company.

6.3. Vacation. Executive is entitled to twenty (20) days of paid, exclusive of public holidays, for every twelve (12) months of continuous employment with the Company, taken in accordance with the generally applicable policies and procedures of the Company. Any unused annual leave will roll over from year to year.

6.4. Sick Leave. Executive is entitled to eight (8) days of paid sick during each calendar year, taken in accordance with the generally applicable policies and procedures of the Company.

6.5. Maternity/Paternity/Adoption Leave. Executive is entitled to all statutory entitlements in relation to maternity, paternity and adoption leave.

6.6. Business Expenses. The Company shall promptly pay or reimburse Executive for all reasonable expenses incurred or paid by Executive during the Term in the performance of the Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require and in accordance with the generally applicable policies and procedures of the Company.

6.7. Company Vehicle. Executive shall be paid an amount, to be determined by the Board, on a monthly basis for the purpose of acquiring and maintaining an automobile for Executive’s use. Such monthly amount may be adjusted as necessary to cover certain costs relating to the vehicle, including but not limited to, insurance, gas, repairs and parking.

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6.8. Indemnification.

(a) The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law from and against any and all expenses (including: attorneys’ fees, fees of experts, witness fees, fees of other professional advisors, other disbursements incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, appealing, or participating in a Proceeding (as hereinafter defined); bonds; all interest, assessments, and other charges paid or payable in connection with or in respect of the foregoing; and any federal, state, local, or foreign taxes imposed on Executive as a result of the actual or deemed receipt of any payments pursuant to this Section 6.8) (“Expenses”), demands, claims, damages, judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him, or on his behalf, in connection with the investigation, defense, prosecution, settlement or appeal(s) of any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism, investigation, inquiry, or hearing (including any administrative hearing), whether civil, criminal, administrative or investigative and to which Executive was or is a party or other participant or is threatened to be made a party or other participant (a “Proceeding”), or any claim, issue, or matter therein (including any Proceeding brought by or in the right of any member of the Company Group), by reason of or arising from the fact that Executive is or was a director, officer, employee, agent, or fiduciary of the Company or of any other member of the Company Group or, at the request of the Company, of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of or arising from anything done or not done by Executive in any such capacity or capacities, (including any Proceeding, or any claim, issue, or matter therein, by reason of or arising from: any actual or alleged breach by Executive of his fiduciary duty as a director or officer of any member of the Company Group; the registration, purchase, sale, or ownership of any securities of the Company or any fiduciary obligation owed with respect thereto; or any misstatement or omission of material fact by the Company in violation of any duty of disclosure imposed on the Company by any federal, state, or foreign securities or common laws), provided that Executive acted in good faith and in a manner that was not grossly negligent and Executive reasonably believed to be in or not opposed to the best interests of the Company or such other member of the Company Group, and, with respect to any criminal Proceeding, had no reasonable cause to believe Executive’s conduct was unlawful. Notwithstanding the foregoing, solely with respect to any Proceeding brought by or in the right of the Company, the Company is not obligated to so indemnify Executive in respect of any claim, issue, or matter in such Proceeding as to which Executive shall have been adjudged to be liable to the Company, unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine upon application that, despite such adjudication but in view of all the circumstances in the Proceeding, Executive is fairly and reasonably entitled to indemnity for Expenses and such other amounts which the Court of Chancery or such other court shall deem proper. The Company also shall pay any and all Expenses incurred by Executive as a result of Executive being called as a witness in connection with any matter involving the Company, any other member of the Company Group, or any of its or their respective officers or directors, provided that the Company shall not be obligated to pay for any such attorney’s fees if there is no appreciable risk of liability to Executive as a result of serving as such a witness, provided further that, in such event, the Company (at its expense) will provide Executive with reasonable access to the Company’s legal counsel for the sole purpose of advising Executive in connection Executive’s serving as such a witness. Without limiting the generality of the foregoing, the Company’s covenants and obligations under this Section 6.8 include indemnifying and holding harmless Executive against all Expenses incurred by or on behalf of Executive in connection with, relating to, or arising from any Proceeding initiated by Executive or by any member of the Company Group to enforce or interpret this Section 6.8 or any rights of Executive to indemnification or advancement of Expenses (whether hereunder, under any other agreement, under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), under any applicable laws, or otherwise), or for recovery under any directors’ and officers’ liability insurance policies maintained by any member of the Company Group, in each case if, and only if Executive prevails with respect to any substantial issue or set of issues presented in such Proceeding.

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(b) The termination of any Proceeding or of any claim, issue, or matter therein, by judgment, order, or settlement, shall not create a presumption that Executive did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

(c) The Company shall pay any Expenses, judgments, penalties, fines, settlements, and other liabilities incurred by Executive in investigating, defending, settling or appealing any Proceeding described in this Section 6.8 in advance of the final disposition of such Proceeding, as such Expenses, judgments, penalties, fines, settlements, and other liabilities come due. The Company shall promptly pay the amount of such Expenses, judgments, penalties, fines, settlements, and other liabilities to Executive, but, in respect of advances of Expenses, in no event later than ten (10) days following Executive’s delivery to the Company of a written request for an advance pursuant hereto, together with a reasonable accounting of such Expenses, and in respect of all other indemnification payments, in no event later than thirty (30) days following Executive’s delivery to Company of a written request therefor, together with such reasonable accounting or other applicable supporting information. Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Section 6.8(c) within ten (10) days after an ultimate finding that Executive is not entitled to be indemnified by the Company for such amounts. The Company shall make the advances contemplated by this Section 6.8(c) regardless of Executive’s financial ability to make repayment, and regardless whether indemnification of Executive by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this Section 6.8(c) shall be unsecured and interest-free.

(d) The Company agrees that during the Employment Period the Company will maintain in full force and effect directors’ and officers’ liability insurance that has a liability coverage for such amount as reasonably determined by the Board and comparable with other issuers similar to the size and industry of the Company.

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(e) The rights of Executive pursuant to this Section 6.8 shall be in addition to any other rights Executive may now or hereafter have under the Company’s certificate of incorporation or bylaws (as now or hereafter in effect), any agreement, any vote of stockholders or directors, applicable law, or otherwise. To the extent that a change in applicable law (whether by statute, judicial decision, or otherwise) permits greater indemnification that would be afforded currently under the Company’s certificate of incorporation or bylaws, applicable law, any other agreement, or this Section 6.8, it is the intent of the Parties that Executive enjoy by this Section 6.8 the greater benefits so afforded by such change.

(f) No breach of this Agreement by Executive, in and of itself, shall relieve the Company from any of its obligations or covenants pursuant to this Section 6.8.

6.9 Lock-Up Period. Executive hereby agrees that if so requested by the Company or any representative of the Company’s underwriters or placement agents (collectively, the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), Executive shall not sell or otherwise transfer any shares or other securities of the Company during the 180-day period (or such longer period as may be requested in writing by the Managing Underwriter or placement agent and agreed to in writing by the Company) (the “Market Standoff Period”) following the effective date of a registration statement of the Company filed under the Securities Act; provided, however, that such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act after the date hereof that includes securities to be sold on behalf of the Company to the public in an underwritten or other public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period and these restrictions shall be binding on any transferee of such shares. Notwithstanding the foregoing, the 180-day period may be extended for up to such number of additional days as is deemed reasonably necessary by the Company and/or the Managing Underwriter agent to continue coverage by research analysts in accordance with FINRA Rule 2241 or any successor rule.

7. Termination of Employment.

7.1. Termination Notice. For the purposes hereof, the term “Termination Notice” means a written notice provided in accordance with Section 9.2 (x) by the Company, with respect to any termination of Executive’s employment pursuant to Section 7.3, 7.4, or 7.5 or (y) by Executive with respect to any termination of Executive’s employment pursuant to Section 7.6 or 7.7, as the case may be, that (a) indicates the specific provision of this Agreement relied upon for such termination, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination of Executive’s employment under the provision so indicated, and (c) other than for a termination pursuant to Section 7.3, specifies the effective date of the termination, if such effective date is subsequent to the date of receipt of the notice. The failure by the Company or Executive, as the case may be, to set forth in a Termination Notice any fact or circumstance which contributes to a showing of Cause (as defined in Section 7.4(a)) or Good Reason (as defined in Section 7.6) does not waive any right of the Company or Executive, respectively, hereunder, or preclude the Company or Executive, respectively, from asserting such fact or circumstance in enforcing its or his rights hereunder.

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7.2. Termination Due to Death. The Executive’s employment with the Company hereunder terminates automatically upon the death of Executive during the Term.

7.3. Termination by Company Due to Disability.

(a) The Company may terminate Executive’s employment hereunder due to Disability only if (i) a majority of the Board determine in good faith that a Disability of Executive has occurred (pursuant to the definition of Disability set forth in Section 7.3(b), and (ii) subsequent (but not prior) to such determination the Company provides a Termination Notice to Executive. In such event, Executive’s employment with the Company terminates on the date (the “Disability Effective Date”) thirty (30) days after the date on which Executive (or Executive’s legal representative, if applicable) receives the Termination Notice, except that if Executive resumes the full-time performance of Executive’s duties on or before the Disability Effective Date, then the Termination Notice is of no force or effect, the Executive’s employment with the Company does not terminate on the Disability Effective Date, and the Company may not terminate Executive’s employment for Disability in that particular instance.

(b) For the purposes hereof, the term “Disability” means Executive’s inability to perform his duties with the Company on a full-time basis, even with reasonable accommodation, for sixty (60) days during any period of twelve (12) consecutive months, or thirty (30) consecutive days, in each case solely as a result of incapacity due to mental or physical illness.

7.4. Termination by Company for Cause

(a) The Company may terminate Executive’s employment with the Company for Cause at any time by providing a Termination Notice and Board resolution described below to Executive, if the Company and the Board comply with all of the provisions of this Section 7.4:

(b) For the purposes hereof, “Cause” means:

(i) Executive’s conviction of a felony requiring intent under the laws of the United States or any State thereof or under the laws of Australia, after the exhaustion of all possible appeals, or Executive entering a plea of nolo contendere to any charge of a felony requiring intent under the laws of the United States or any State thereof or under the laws of Australia; or

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(ii) a willful and substantial refusal by Executive to perform duties or responsibilities reasonably assigned to Executive in accordance with the terms of this Agreement, excluding any such failure by reason of death, Disability, or incapacity; or

(iii) any material and willful violation of any written policy, standard or procedure of the Company or the laws, rules or regulations of any governmental or regulatory body or agency that are generally applicable to senior employees or officers of the Company and that results in a material negative effect on the business or financial condition of the Company; or

(iv) any act or omission that constitutes a material breach by Executive of any of his agreements or obligations under this Agreement that has a material negative effect on the business or financial condition of the Company; or

(v) Executive engaging in intentional acts of material fraud, embezzlement, misappropriation of funds, misconduct, gross negligence, dishonesty (including, without limitation, theft), violence, threat of violence, sexual misconduct, harassment or any other activity that has or could result in any material negative effect on the business or financial condition of the Company.

(c) For the purposes hereof: (i) any act or omission (including any refusal or violation) by Executive is “willful” only if the same is not in good faith and is without the reasonable belief by Executive that such act or omission is in the best interests of the Company; and (ii) any act or omission by Executive based upon any authority granted pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company in each case is presumed to be in good faith and in the best interests of the Company.

(d) With respect to clauses (ii), (iii) and (iv) of Section 7.4(b), “Cause” shall not exist unless (i) the Company, on or before the date one hundred eighty (180) days after the first date on which any member of the Board has knowledge of the act or omission alleged to constitute Cause, provides written notice to Executive informing Executive of the Company’s intention to consider terminating Executive’s employment hereunder for Cause and identifying the act or omission alleged to constitute Cause, and (ii) Executive fails to cure such act or omission (if capable of being cured) on or before the date fifteen (15) days after the date on which Executive receives such notice from the Company (such fifteen (15) day period, the “Cause Cure Period”).

7.5. Termination by Company Without Cause. The Company may terminate Executive’s employment with the Company Without Cause (as hereinafter defined) only by the Company providing a Termination Notice to Executive. For the purposes hereof, the term “Without Cause” means (a) without Cause, or (b) other than by reason of the Executive’s death or Disability.

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7.6. Termination by Executive for Good Reason.

(a) Executive may terminate his employment with the Company for Good Reason only by providing a Termination Notice to the Company on or before the date ninety (90) days after the date on which Executive becomes aware of the act or omission constituting Good Reason, which shall take effect only if the Company shall not cure such basis for Good Reason (if capable of being cured) within thirty (30) days following receipt of such Termination Notice and, unless otherwise agreed to by the parties, termination shall be effective upon the expiration of such cure period, if applicable.

(b) For the purposes hereof, “Good Reason” means, without Executive’s written prior written consent:

(i) any reduction in Executive’s then-current Base Salary or then-current Target Bonus;

(ii) any material breach of this Agreement by the Company;

(iii) the Company relocating Executive’s principal place of business more than fifty (50) kilometers outside of the center of the City of Camberwell, VIC, Australia;

(iv) any occurrence of a Change of Control;

(v) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

(vi) the Company’s failure to have Executive elected and re-elected to the Board, as applicable, until such time as Executive determines to voluntary to resign or no longer stand for re-election to the Board.

7.7. Termination by Executive Without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason by providing a Termination Notice to the Company that specifies an effective date that is not less than thirty (30) days after the date on which Executive provides the Termination Notice to the Company. The Company, after its receipt of the Termination Notice, may elect to accelerate such effective date by providing Executive with written notice of such acceleration, and in such event the Termination Notice shall be effective as of the date specified in the Company’s acceleration notice, and such acceleration, in and of itself, shall not constitute a termination of Executive’s employment hereunder by the Company with or without Cause.

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8. Consequences of Termination.

8.1. Certain Defined Terms. As used herein:

“Accrued Obligations” means the aggregate of: (a) Executive’s accrued Base Salary through and inclusive of the Termination Date (disregarding any reduction thereto in violation of this Agreement); (b) Executive’s accrued vacation pay through and inclusive of the Termination Date; and (c) Executive’s business expenses incurred through and inclusive of the Termination Date that have not been reimbursed by the Company as of the Termination Date.

“eligible dependent” includes Executive’s spouse (or widow).

“Other Benefits” means all benefits, compensation, and rights, whether accrued, earned, or vested, to which Executive is entitled as of the Termination Date under the terms and conditions applicable to such benefits, compensation, and rights, including death benefits, disability benefits, and all other benefits, compensation, and rights pursuant to any of the Benefit Plans (including vested stock options, restricted shares, restricted stock units).

“Other Equity Awards” means all equity compensation or other equity awards granted by the Company to Executive on or after the Effective Date (including restricted stock, restricted stock units, stock appreciation rights, and stock options), excluding the Options and the RSUs.

“Prior Year Bonus” means Executive’s Performance Bonus earned for the fiscal year immediately preceding the fiscal year in which the Termination Date occurs, if such Performance Bonus has not been paid as of the Termination Date.

“Pro Rata Bonus” means an amount equal to the product of (a) one hundred percent (100%) of the Target Bonus for the fiscal year in which such termination occurs, multiplied by (b) a fraction, the numerator of which is the number of days elapsed through and inclusive of the Termination Date in the fiscal year in which Executive’s employment is terminated, and the denominator of which is 365.

“Termination Date” means (a) if Executive’s employment is terminated by reason of death: the date of the Executive’s death; (b) if Executive’s employment is terminated for Disability: the Disability Effective Date; (c) if Executive’s employment is terminated for any other reason, the date of Executive’s “separation from service” as such term is defined under Section 409A (“Section 409A” is defined in Section 8.8).

“Unvested Equity” means the portion of the Options, the RSUs and the Other Equity Awards that is unvested as of the Termination Date, after taking into account any acceleration of vesting based on the prior occurrence of any acceleration events specified hereunder.

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8.2. Death or Disability. If Executive’s employment is terminated by reason of Executive’s death or due to Executive’s Disability, then, Executive (or Executive’s beneficiary or estate) is entitled to receive and shall be paid by the Company, subject to compliance with Section 8.6 and Exhibit A:

(a) The aggregate of the following, in a single lump sum, through the Termination Date: (i) the Accrued Obligations, (ii) any unpaid Prior Year Bonus, if any, and (iii) the Pro Rata Bonus; and

(b) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan.

All Unvested Equity shall be forfeited as of the Termination Date.

8.3. Termination by the Company for Cause; Termination by Executive without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, then Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive:

(a) The Accrued Obligations, in a single lump sum, through the Termination Date, and

(b) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan.

All Unvested Equity shall be forfeited effective as of the Termination Date.

8.4. Termination by the Company Without Cause; Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company Without Cause or by Executive for Good Reason, then Executive is entitled to receive or otherwise to be provided, and the Company shall pay or provide to Executive, subject to timely execution of a Release pursuant to Section 8.6 and compliance with Section 8.6 and Exhibit A:

(a) The aggregate of the following, in a single lump sum, through the Termination Date: (i) the Accrued Obligations, and (ii) any unpaid Prior Year Bonus and (iii) the Pro Rata Bonus;

(b) The timely payment or timely provision of the Other Benefits in accordance with the terms and conditions of the applicable Benefit Plan through the Termination Date;

(c) Continued payment of Executive’s annual Base Salary and Pro Rata Bonus for the period from the Termination Date through an additional twelve (12) months (the “Continuation Period”), payable to Executive in accordance with the Company’s generally applicable payroll practices for senior executive officers, but not less frequently than in equal monthly installments (with the Pro-Rata Bonus being paid at the same time Annual Bonuses are paid to other senior executives);

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(d) (i) All then Unvested Equity (other than unvested RSUs) shall automatically and immediately become vested and, to the extent applicable, exercisable in full, as of the Termination Date, and remaining unvested RSUs shall automatically and immediately become vested, as of the Termination Date, and such vested RSUs shall be settled as set forth in Section 5.3 above, (ii) such accelerated Unvested Equity (other than unvested RSUs) shall remain outstanding and be exercisable, to the extent applicable, for a period of six (6) months from the Termination Date, but in all events no later than the end of the applicable term for each such award; and (iii) all restrictions on the Unvested Equity and the Other Equity Awards shall automatically and immediately lapse (other than vesting, subject to the terms of such awards);

(e) During the period starting on the Termination Date and ending on and inclusive of the earlier of (i) the date, if any, on which Executive is eligible under an employee welfare plan of another employer to receive benefits substantially equivalent to the health benefits provided under the Company’s current plan(s), if any, and (ii) the end of the Continuation Period, Executive and his eligible dependents shall be entitled, at the Company’s sole cost and expense, to continue participation in all Company health plans, if any, in which such Executive and his eligible dependents were participating as of the Termination Date, at the same levels as existed as of the Termination Date, except that if Company is unable to provide coverage under the such plans, then the Company shall notify Executive on a timely basis to allow Executive to obtain similar benefits and shall reimburse Executive, on a monthly basis for the Continuation Period, an amount equal to the applicable premium for the Executive and his eligible dependents, on a “tax grossed-up basis, and it shall be Executive’s responsibility to elect and maintain medical coverage under such plan; and

(f) The severance payment payable to the Executive pursuant to this Section 8.4 will be paid in one lump sum and in the manner set forth in Section 5 hereof. Notwithstanding the foregoing, for so long as the Company is a “public company” within the meaning of Internal Revenue Code Section 409A, in accordance with Section 8.8 hereof, any amounts payable to the Executive during the first six (6) months and one (1) day following the date of termination pursuant to this Section 5.3 will be deferred until the date which is six (6) months and one (1) day following such termination, and if such payments are required to be so deferred the first payment will be in an amount equal to the total amount to which the Executive would otherwise have been entitled during the period following the date of termination of employment if deferral had not been required.

8.5. Automatic Renewal. If this Agreement is not terminated one hundred and twenty (120) days before the last day of the Term and prior to that date the Company and Executive do not (i) enter into a mutually acceptable extension of this Agreement, or (ii) enter into a new agreement relating to Executive’s employment with the Company to have effect after such date, or (iii) otherwise agree to continue Executive’s employment with the Company after such date without the benefit of an agreement relating to such employment, then this Agreement shall automatically renew for successive one-year periods and shall continue to automatically renew for such one-year periods subject to clauses (i), (ii) and (iii) hereof (the “Additional Period”).

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8.6. Release. In connection with any termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, each of the Company and Executive shall execute and deliver a Mutual General Release in the form and substance of attached hereto as Exhibit B (a “Release”) and the Executive’s right to payment of the amounts specified in Sections 8.2 and 8.4 shall be subject to Executive’s execution (without revocation) of such a Release within thirty (30) days after the Termination Date.

8.7. No Mitigation. Executive is not required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. The Company shall not reduce the amount of any payment or benefit provided for herein by any compensation that Executive earns from another employer or from any other employment or from rendering services to or for the benefit of any other person or entity (including self-employment).

8.8. Compliance with Section 409A. Unless otherwise expressly provided, any payment of compensation by Company to Executive, whether pursuant to this Agreement or otherwise, shall be made no later than the fifteenth (15th) day of the third (3rd) month (i.e., 2½ months) after the later of the end of the calendar year or the Company’s fiscal year in which Executive’s right to such payment vests (i.e., is not subject to a “substantial risk of forfeiture” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). For purposes of this Agreement, termination of employment shall be deemed to occur only upon “separation from service” as such term is defined under Section 409A. Each payment and each installment of any severance payments provided for under this Agreement shall be treated as a separate payment for purposes of application of Section 409A. To the extent any amounts payable by the Company to the Executive constitute “nonqualified deferred compensation” (within the meaning of Section 409A) such payments are intended to comply with the requirements of Section 409A, and shall be interpreted in accordance therewith. Neither Party individually or in combination may accelerate, offset or assign any such deferred payment, except in compliance with Section 409A. No amount shall be paid prior to the earliest date on which it is permitted to be paid under Section 409A, including a six (6) month delay of termination payments made to specified employees of a public company, to the extent then applicable. Executive shall have no discretion with respect to the timing of payments except as permitted under Section 409A. Any Section 409A payments which are subject to execution of a Release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in such following calendar year as necessary to comply with Section 409A. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Executive incurs such expenses, and Executive shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. It is the intent of the Company that the provisions of this Agreement and all other plans and programs sponsored by the Company be interpreted to comply in all respects with Section 409A, however, the Company shall have no liability to Executive, or any successor or beneficiary thereof, in the event taxes, penalties or excise taxes may ultimately be determined to be applicable to any payment or benefit received by Executive or any successor or beneficiary thereof, nor for reporting in good faith any payment of benefit as subject to Section 409A.

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8.9. Section 280G. The Company will be entitled to deduct or withhold from any amounts owing to the Executive any federal, state, local or foreign withholding taxes, excise taxes, or employment taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its Affiliates or the Executive’s ownership interest in the Company or any of its Affiliates (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity). In the event the Company or any of its Affiliates does not make such deductions or withholdings, the Executive will indemnify and hold harmless the Company and its Affiliates for any amounts paid with respect to any such Taxes (but not including any penalties or interest due thereon, all of which shall be the responsibility of the Company). Notwithstanding any provision of this Agreement or any plan to the contrary, if all or any portion of the payments or benefits received or realized by Executive pursuant to this Agreement either alone or together with other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company or any of its Affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and/or any corresponding and applicable state law provision, the payments or benefits provided to Executive under this Agreement will be reduced by reducing the amount of payments or benefits payable to the Executive to the extent necessary so that no portion of the Executive’s payments or benefits will be subject to the excise tax imposed by Section 4999 of the Code and any corresponding and/or applicable state law provision. In the event such a reduction in payments or benefits is required, the reduction shall be applied in a manner to minimize the total payments and benefits reduced by first reducing payments and benefits a greater percentage of which are treated as parachute payments. Notwithstanding the foregoing, a reduction will be made under the previous sentence only if, by reason of that reduction, the Executive’s net after tax benefit exceeds the net after tax benefit he or she would realize if the reduction were not made. If a reduction in payments or benefits constituting “parachute payments” is necessary under this Section 8.9, (i) the payment and/or benefits (the “Payment”) shall be paid only to the extent permitted under the reduced payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock and RSUs awards shall be cancelled/reduced next and in the reverse order of the date of grant for such awards (i.e., the vesting of the most recently granted awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced, unless the Executive elects in writing a different order for cancellation; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. For purposes of this paragraph, “net after tax benefit” means the sum of (i) the total payments or benefits received or realized by the Executive pursuant to this Agreement all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, plus (ii) all other payments or benefits that Executive receives or realizes or is then entitled to receive or realize from the Company and any of its Affiliates all or a portion of which would constitute a “parachute payment” within the meaning of Section 280G of the Code and any corresponding and applicable state law provision, less (iii) the amount of FICA taxes and federal or state income taxes payable with respect to the payments or benefits described in (i) and (ii) above calculated at the maximum marginal individual income tax rate (without considering deductibility of state tax for federal tax purposes) for each year in which payments or benefits are realized by Executive (based upon the rate in effect for that year as set forth in the Code at the time of the first receipt or realization of the foregoing), less (iv) the amount of excise taxes imposed with respect to the payments or benefits described in (i) and (ii) above by Section 4999 of the Code and any corresponding and applicable state law provision.

Unless the Company and the Executive otherwise agree in writing, any calculation required under this Section 8.9 shall be made in writing by the Company’s then independent public registered accounting firm (the “Accountants”), whose calculation shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of calculating the Executive’s options under this Section 8.9, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8.9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 8.9.

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8.10 Change of Control. Notwithstanding anything to the contrary in this Agreement, if (i) at any time during the term of this Agreement there is a Change of Control (as defined in the Plan) and within one (1) year of such Change of Control, the Executive elects to terminate this Agreement for Good Reason or the Company elects to terminate this Agreement Without Cause, (ii) within twenty-one (21) days of his termination the Executive executes a general release and non-competition agreement in favor of the Company, its subsidiaries and their Affiliates in the form of Exhibit B attached hereto and such release becomes effective and is not revoked, and (iii) the Executive complies with the terms of this Agreement and Exhibits A and B hereto, the Executive shall be entitled to (w) receive the continuation of health and welfare benefits for a period equal to one (1) year after the date of termination, (x) an amount in cash equal to one hundred percent (100%) of Executive’s then-current base salary, (y) acceleration of all of the Executive’s unvested awards pursuant to any equity incentive plan grant made prior to the Executive’s last day of employment with the Company, and (z) for a period of twelve (12) months following the Executive’s last day of employment with the Company to exercise all then-vested equity incentive awards (unless the period provided for under the applicable plan for the particular award would provide for a longer period of exercise following termination of employment in similar circumstances). Notwithstanding Section 8.4 above, if the Executive receives the payments provided for in this Section 8.10, the Executive is not entitled to any payments pursuant to Section 8.4; provided, that it is the intent of the Parties that to the extent Section 8.4 conflicts with this Section 8.10, the executive shall receive the maximum benefits, payments, severance, vesting, acceleration and exercise period permitted by such sections. The severance payment payable to the Executive pursuant to this clause of this Section 8.10 (or Section 8.4, if applicable) will be paid in one lump sum and in the manner set forth in Section 5 hereof. For purposes of determining whether a Change of Control has occurred under this Agreement, the acquisition of additional stock and/or convertible securities by James Nathanielsz and/or his affiliates resulting in him and/or his affiliates beneficially owning more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control.

8.11. Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Company for any reason will constitute the Executive’s immediate resignation from (a) any officer or employee position the Executive has with the Company or any of its Affiliates, and (b) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Company. The termination of the Executive’s employment with the Company for Cause or as a result of Executive’s death or Disability will constitute the Executive’s immediate resignation from any director position the Executive has with the Company or any of its Affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in such circumstances, unless otherwise required by any plan or applicable law.

9. Additional Provisions.

9.1. Non-competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Employment Term, and for the term of one (1) year, to run consecutively, beginning on the last day of the Executive’s employment with the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the country of Australia.

For purposes of this Section 7, “Prohibited Activity” is activity in which the Executive contributes his knowledge, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company, including those engaged in the business of biotechnology or medical treatment. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information or Confidential Information.

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This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. The Executive shall promptly provide written notice of any such order to the Company.

9.2. Entire Agreement; No Oral Amendments. This Agreement and the Confidentiality Agreement (including all exhibits and schedules attached hereto and thereto) together set forth the compete, entire, and final agreement between the Company and Executive relating to the subject matter hereof and terminates, cancels, and supersedes any and all prior agreements, communications, contracts, representations, or understandings, in each case whether oral or written, between the Company and Executive relating to the subject matter hereof. No amendment, modification, or supplement to this Agreement is valid, binding, or enforceable unless the same is in writing and executed and delivered on behalf of the Company and by Executive.

9.3. Notices. Each notice or other communication relating to this Agreement, in order to be effective, must be in writing, must be sent to the applicable address indicated below for the recipient (or to the then-most recent address of which the recipient has notified the sender in writing in accordance herewith), and must be sent, all costs, expenses, and fees prepaid by the sender, by (a) personal delivery, (b) first class registered mail, return receipt requested, or (c) a nationally recognized courier service that provides proof of delivery (e.g., FedEx, UPS) for delivery on the first business day immediately following the day on which the notice or other communication is deposited with the courier service. Each notice or communication given in accordance herewith is deemed effective: (i) upon actual receipt when delivered personally or by courier service, or (ii) three (3) business days after the date on which the notice or communication is deposited with the United States Postal Service, if sent by first class registered mail (or any earlier date evidenced by the proof of delivery).

If to the Company: to the attention of the Chairman of the Board, at the address of Company’s principle place of business, with a copy (which shall not constitute notice) to Sasha Ablovatskiy, Esq. at Foley Shechter Ablovatskiy LLP, 1359 Broadway, 20th Floor, Suite 2001 New York, NY 10018, or to sablovatskiy@foleyshechter.com.

If to Executive: to the address listed as Executive’s primary residence in the human resource records and to Executive’s principal place of business.

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9.4. Successors.

(a) This Agreement is personal to Executive and Executive may not assign or delegate this Agreement without the prior written consent of the Company. This Agreement inures to the benefit of and is enforceable by Executive’s legal representatives, heirs, or legatees.

(b) The Company may not assign or delegate this Agreement without the prior written consent of Executive, except that the Company may assign or delegate this Agreement to any successor (whether direct or indirect, whether by purchase, merger, consolidation, operation of law, or otherwise) to all or substantially all of the business or assets of the Company, subject to the condition that the successor, no later than fifteen (15) days after the occurrence of such succession, executes and delivers to Executive an instrument in from and substance acceptable to Executive (such approval not to be unreasonably withheld) pursuant to which the successor explicitly assumes and agrees to perform, comply with, and otherwise be bound by this Agreement in the same manner and to the same extent that the Company would be required to do so if no such succession had occurred. Subject to the immediately preceding sentence, this Agreement is binding upon and inures to the benefit of the Company and its permitted successors and permitted assigns. As used in this Agreement, the term “Company” means the Company as hereinbefore defined and any successor to is business or assets as aforesaid that assumes and agrees to perform this Agreement, whether by operation of law or otherwise.

(c) Any purported assignment or delegation in violation of this Section 9.3 is null and void ab initio and of no force or effect.

9.5. Severability. If any provision of this Agreement is determined to be illegal, invalid, or unenforceable, then such determination does not affect the legality, validity, or enforceability of the other provisions of this Agreement, all of which remain in full force and effect. Each of the Company and Executive agrees that in the event of any such determination the Company and Executive will negotiate to modify this Agreement so as to effect the original intent of the Company and Executive as close as possible to the fullest extent permitted by applicable law.

9.6. Certain Interpretative Matters.

(a) For the purposes of this Agreement: (i) the term “Affiliate” means, with respect to a specified entity (the “specified entity”), at any particular time, any other present or future person or entity that at such time, directly or indirectly, controls, is under common control with, or is controlled by, the specified entity; and the term “control” (and, with correlative meanings, the terms “under common control with” and “controlled by”) means the possession, direct or indirect, of the power to direct or cause the direction of the management or policies of any entity, whether through ownership of voting securities, by contract, or otherwise).the terms “herein,”“hereof,”“hereto,”“hereunder,” and terms of similar import refer to this Agreement in its entirety and not to any particular provision; (ii) the term “include” (and its grammatical variations) is not limiting; and (iii) the term “or” is not exclusive. The headings of the Sections and other subdivisions of this Agreement are for convenience only, do not constitute a part of this Agreement, and are of no force or effect in connection with the construction or the interpretation of this Agreement. Except where expressly provided otherwise, each reference herein to an Article, Section, or other subdivision, or to an Exhibit or Schedule, is a reference to the applicable Article, Section, or other subdivision of, or exhibit or schedule to, this Agreement.

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(b) In the event of any inconsistency or conflict between any of the provisions of this Agreement and any of the provisions of any of the Benefit Plans or any other award, code, form, plan, policy, or program of the Company, the provisions of this Agreement control and govern. No provision in any of the Benefit Plans or in any other award, code, form, plan, policy, or program related to a violation thereof being grounds for termination, or similar language, will result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing applies even if Executive signs an acknowledgement or otherwise agrees to the provisions of such Benefit Plan or other policy, code, plan, or program. If any ambiguity or question of interpretation or of construction arises in connection with or relating to this Agreement, each of the Company and Executive agrees that this Agreement is to be interpreted and construed as if jointly drafted by both the Company and Executive and that no presumption or burden of proof is to arise favoring or disfavoring the Company or Executive by virtue of the authorship of any provision of this Agreement.

9.7. Survival. The following provisions survive the expiration or termination of the Employment Period and the Term (including any termination by reason of Executive’s breach of this Agreement): the terms and conditions of Exhibit A and Section 6.8, Article 8, and this Article 9.

9.8. Chosen Law; Jurisdiction; Arbitration.

(a) This Agreement shall be deemed to be made in, and in all respects, shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Delaware, without regard to its conflicts of laws rules or provisions.

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(b) To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of his employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (New York office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). Executive acknowledges that by agreeing to this arbitration procedure, each of the Parties waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Parties agree that the existence of such arbitration proceeding, the nature and facts thereof and any award made therein shall be confidential and not disclosed to any third parties. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party shall be responsible for its own costs and expenses incurred in connection with such arbitration. The Parties consent and submit to the exclusive personal jurisdiction and venue of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, each located in the City of New York, State of New York, to compel arbitration in accordance with this Agreement, to enforce any arbitration award granted pursuant to this Agreement, including, any award granting equitable or injunctive relief, and to otherwise enforce this Agreement and carry out the intentions of the Parties to resolve all disputes arising under or in connection with this Agreement through arbitration. Nothing in this Agreement is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

9.9. Authority. The Company represents and warrants that (a) it has the full corporate power and authority to execute, deliver, and perform this Agreement, and (b) the execution, delivery, and performance of this Agreement has been duly and validly authorized.

9.10. Counterparts. This Agreement may be executed in multiple counterparts, each of which constitutes an original and all of which together constitute one and the same instrument. A manually executed counterpart of this Agreement delivered by means of e-mail as a Portable Document Format file (“.pdf”) (or in any present or future file format intended to preserve the original graphic and pictorial appearance of a document), or by means of facsimile transmission, constitutes the valid and effective execution and delivery of this Agreement for all purposes and has the same force and effect for all purposes as the personal delivery of a manually executed counterpart bearing an original ink signature.

[SIGNATURE PAGE FOLLOWS]

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By signing below, each of the Company and Executive acknowledges that it or he has carefully read, fully understands, and accepts and agrees to be bound by the provisions of this Agreement.

PROPANC BIOPHARMA, INC.

By:	/s/ Julian Kenyon
Name:	Dr. Julian Kenyon
Title:	Authorized Signatory

JAMES NATHANIELSZ

/s/ James Nathanielsz
(signature)

[Propanc Biopharma, Inc./Nathanielsz Employment Agreement – Signature Page]

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Schedule “1”

Outside Activities, Investments and Board Positions

1) All activities related to North Horizon Pty Ltd.

[END OF SCHEDULE “1”]

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EXHIBIT “A”

CONFIDENTIALITY, NON-INTERFERENCE AND INVENTION ASSIGNMENT AGREEMENT

As a condition of my becoming employed by, or continuing employment with, Propanc Biopharma, Inc., a Delaware corporation (the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following. All initially capitalized terms used but not defined herein have the respective meanings given to such terms in the Employment Agreement between the Company and me dated May 14, 2019 (the “Employment Agreement”)

Section 1. Confidential Information.

(a) Company Group Information. I acknowledge that, during the course of my employment, I will have access to non-public information about the Company and its direct and indirect subsidiaries and affiliates (collectively, the “Company Group”) and that my employment with the Company shall bring me into close contact with confidential and proprietary information of the Company Group. In recognition of the foregoing, I agree, at all times during the term of my employment with the Company and for the five (5) year period following my termination of my employment for any reason, to hold in confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm, corporation, or other entity without written authorization of the Company or except as expressly permitted herein, any Confidential Information that I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company, or except as permitted herein, or as otherwise necessary to fulfill my duties to the Company. For the purposes hereof, “Confidential Information” means information that the Company Group has developed, acquired, created, compiled, discovered, or owned or will develop, acquire, create, compile, discover, or own, that has value in or to the business of the Company Group that is not generally known and that the Company wishes to maintain as confidential. I understand that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, without limitation, proposals and development work for television programs, formats, copyright works, research, product plans, or other information regarding the Company’s products or services and markets, customer lists, and customers (including, without limitation, customers of the Company on whom I called or with whom I may become acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Notwithstanding the foregoing, Confidential Information shall not include (i) any of the foregoing items that are, or become, publicly known through no unauthorized disclosure by me, (ii) any of the foregoing items lawfully disclosed to me free of restriction from a source that was not legally or contractually prohibited from disclosing such item, or (iii) any of the foregoing items or other information that I had or owned prior to my employment with the Company. Notwithstanding anything to the contrary contained herein, I am permitted to disclose any Confidential Information if and to the extent I am required to do so by, or pursuant to any order of, any court, tribunal, or other governmental, judicial, arbitral, administrative, or regulatory authority, agency, or instrumentality. In the event I am so required to disclose any Confidential Information, I will, if permitted pursuant to applicable law, give the Company prompt notice thereof so that the Company Group, at its sole cost and expense, may seek an appropriate protective order and/or waive compliance with the confidentiality provisions of this Confidentiality, Non-Interference, and Invention Assignment Agreement (the “Confidentiality Agreement”).

(b) Former Employer Information. I represent that my performance of all of the terms of this Confidentiality Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or trust prior or subsequent to the commencement of my employment with the Company, and I will not disclose to any member of the Company Group, or induce any member of the Company Group to use, any developments, or confidential or proprietary information or material I may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.

Section 2. Developments.

(a) Developments Retained and Licensed. I hereby represent and warrant that there are not any developments, original works of authorship, improvements, or trade secrets which were created or owned by me prior to the commencement of the Employment Period (collectively referred to as “Prior Developments”). If the foregoing representation and warranty is breached, and during any period during which I perform or performed services for the Company both before or after the date hereof (the “Assignment Period”), I incorporate or have incorporated into a Company product, program, service or other work a Prior Development owned by me or in which I have an interest, then I hereby grant the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Development, to the extent of my interest therein, as part of or in connection with such product, program, service or work.

(b) Assignment of Developments. I hereby assign to the Company all my right, title and interest throughout the world (if any) in and to any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, logos, titles and working titles, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (excluding general industry knowledge and contacts) and all ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, technology, systems, and business and marketing plans and proposals, (v) rights in and to computer software (including object code, source code, data and related documentation), (vi) Internet Web sites, including domain name registrations and content and software included therein, (vii) other proprietary rights, including, without limitation, original works of authorship, content, dialogue, plots, scripts, scenarios, music programming, formats, graphics, productions, products, programs, services, concepts, moral rights, rights to characters, actions, acts, gags, routines, materials, ideas, names, likeness, image, personality, publicity etc., (viii) rights to exploit, collect remuneration for, and recover for past infringements of any of the foregoing and (ix) copies and tangible embodiments thereof (in whatever form or medium), whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice or cause to be conceived or developed or reduced to practice, or have conceived or developed or reduced to practice or have caused to be conceived or developed or reduced to practice, during the Employment Period, whether or not during regular working hours, in each case only if the applicable item (A) relates at the time of conception or development to the actual or demonstrably proposed business or research and development activities of the Company; (B) results from or relates to any work performed by me for the Company; or (C) is developed through the use of Confidential Information and/or resources of the Company (collectively referred to as “Developments”). I further acknowledge that all Developments which are or were made by me (solely or jointly with others) during the Assignment Period are “works made for hire” as to my contribution (to the greatest extent permitted by applicable law) for which I am, in part, compensated by my salary, unless regulated otherwise by law, but that, in the event any such Development is deemed not to be a work made for hire, I hereby assign any right, title and interest throughout the world in any such Development to the Company or its designee. If any Developments cannot be assigned, I hereby grant to the Company an exclusive, assignable, irrevocable, perpetual, worldwide, sublicenseable (through one or multiple tiers), royalty-free, unlimited license to use, make, modify, sell, offer for sale, reproduce, distribute, create derivative works of, publicly perform, publicly display and digitally perform and display such work in any media now known or hereafter known. Outside the scope of my service, whether during or after my employment with the Company, I agree not to (x) modify, adapt, alter, translate, or create derivative works from any such work of authorship or (y) merge any such work of authorship with other Developments. To the extent rights related to paternity, integrity, disclosure and withdrawal (collectively, “Moral Rights”) may not be assignable under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby irrevocably waive such Moral Rights in and to all or any Developments and consent to any action of the Company Group that would violate such Moral Rights in the absence of such consent.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Developments made by me (solely or jointly with others) during the Assignment Period. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy, which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the business of the Company.

(d) Intellectual Property Rights. I agree to assist the Company, or its designee, at the Company’s expense, in every way to secure the rights of the Company in the Developments and any copyrights, patents, trademarks, service marks, database rights, domain names, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Developments, and any intellectual property or other proprietary rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the Assignment Period until the expiration of the last such intellectual property right to expire in any country of the world; provided, however, the Company shall reimburse me for my reasonable expenses incurred in connection with carrying out the foregoing obligation. If the Company is unable because of my mental or physical incapacity or unavailability for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Developments or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead only to execute and file any such applications or records and only to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for past, present or future infringement of any and all proprietary rights assigned to the Company hereunder.

Section 3. Returning Company Group Documents. I agree that, at the time of termination of my employment with the Company for any reason, or earlier if reasonably requested, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property developed by me pursuant to my employment or otherwise belonging to the Company. I agree further that any property situated on the Company’s premises and owned by the Company (or any other member of the Company Group), including disks and other storage media, filing cabinets, and other work areas, is subject to inspection by personnel of any member of the Company Group at any time with or without notice.

Section 4. Disclosure of Agreement. As long as it remains in effect, I will disclose the existence of this Confidentiality Agreement to any prospective employer, partner, co-venturer, investor, or lender prior to entering into an employment, partnership, or other business relationship with such person or entity.

Section 5. Restrictions on Interfering.

(a) Non-Interference. During the period of my employment with the Company (the “Employment Period”) and the Post-Termination Non-Interference Period, I shall not, directly or indirectly for my own account or for the account of any other individual or entity, engage in Interfering Activities.

(b) Definitions. For purposes of this Confidentiality Agreement:

(i) “Business Relation” shall mean any current or prospective client, customer, licensee, account, supplier or other business relation of the Company Group, or any such relation that was a client, customer, licensee, account, supplier, or other business relation within the six (6) month period prior to the expiration of the Employment Period, in each case, to whom I provided services, or with whom I transacted business.

(ii) “Interfering Activities” means (A) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Person employed by, or providing consulting services to, any member of the Company Group(each, a “Restricted Associate”) to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company Group, provided that the foregoing shall not be violated by general advertising not targeted at employees or consultants of any member of the Company Group; or (B) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company Group, or in any way interfering with the relationship between any such Business Relation and the Company Group. Notwithstanding the foregoing, for the purposes hereof the term “Interfering Activities” excludes my taking all or any of the following actions, whether for my account or benefit or for the account or benefit of any other Person: (x) hiring any Restricted Associate or engaging any Restricted Associate to otherwise render services (whether consulting or otherwise), so long as in connection therewith I do not knowingly encourage, induce, or solicit, or knowingly attempt to encourage, induce, or solicit, the respective Restricted Associate in violation of the above clause (A) of this definition; (y) engaging in, accepting, or otherwise conducting business with any Business Relation, so long as in connection therewith I do not knowingly encourage, solicit, or induce, or knowingly attempt to encourage, solicit, or induce, the respective Business Relation in violation of the above clause (C) of this definition; or (z) communicating, or any Person at my direction communicating, to any Persons, including, without limitation, any Restricted Associate or any Business Relation, by any means, method, media, or format now or hereafter known (including, without limitation, via any present or future social media service, such as, without limitation, LinkedIn, Facebook, or Twitter), any change in my employment, including, but not limited to, the cessation of my employment with the Company or my employment with any Person other than the Company.

(iii) “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.

(iv) “Post-Termination Non-Interference Period” means the period commencing on the date of the termination of my employment with the Company for any reason and ending on the twenty-four (24) month anniversary of such date of termination.

Section 6. Reasonableness of Restrictions. I acknowledge and recognize the highly competitive nature of the Company’s business, that access to Confidential Information renders me special and unique within the Company’s industry, and that I will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company Group during the course of and as a result of my employment with the Company. In light of the foregoing, I recognize and acknowledge that the restrictions and limitations set forth in this Confidentiality Agreement are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company Group. I acknowledge further that the restrictions and limitations set forth in this Confidentiality Agreement will not materially interfere with my ability to earn a living following the termination of my employment with the Company and that my ability to earn a livelihood without violating such restrictions is a material condition to my employment with the Company.

Section 7. Independence; Severability; Blue Pencil. Each of the rights enumerated in this Confidentiality Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company Group at law or in equity. If any of the provisions of this Confidentiality Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of this Confidentiality Agreement, which shall be given full effect without regard to the invalid portions.

Section 8. Injunctive Relief. I expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in this Confidentiality Agreement may result in substantial, continuing, and irreparable injury to the members of the Company Group. Therefore, I hereby agree that, in addition to any other remedy that may be available to the Company, any member of the Company Group shall be entitled to seek injunctive relief, specific performance, or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of this Confidentiality Agreement without the necessity of posting of a bond.

Section 9. General Provisions.

(a) Governing Law; Jurisdiction; Arbitration. Except where preempted by federal law, all matters in connection with, relating to, or arising from this Confidentiality Agreement, including, without limitation, the validity, interpretation, construction, and performance of this Confidentiality Agreement, is governed by and is to be construed under the laws of the state of Delaware applicable to agreements made and to be performed in that state, without regard to conflict of laws rules of the State of Delaware that would result in the application of the laws of any jurisdiction other than the state of Delaware.

To ensure the rapid and economical resolution of disputes that may arise in connection with this Confidentiality Agreement, the parties hereto agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Confidentiality Agreement, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (Los Angeles office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). I acknowledge that by agreeing to this arbitration procedure, each of the parties hereto waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by me or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. I will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The parties hereto agree that the existence of such arbitration proceeding, the nature and facts thereof and any award made therein shall be confidential and not disclosed to any third parties. The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party hereto shall be responsible for its own costs and expenses incurred in connection with such arbitration. The parties hereto consent and submit to the exclusive personal jurisdiction and venue of the Superior Court of the State of California and the United States District Court for the Central District of California, Western Division, each located in the City of Los Angeles, State of California, to compel arbitration in accordance with this Confidentiality Agreement, to enforce any arbitration award granted pursuant to this Confidentiality Agreement, including, any award granting equitable or injunctive relief, and to otherwise enforce this Confidentiality Agreement and carry out the intentions of the Parties to resolve all disputes arising under or in connection with this Confidentiality Agreement through arbitration. Nothing in this Confidentiality Agreement is intended to prevent either party hereto from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(b) Entire Agreement. This Confidentiality Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions and communications between the Company and me relating to the same. No modification or amendment to this Confidentiality Agreement, nor any waiver of any rights under this Confidentiality Agreement, will be effective unless in writing and signed and delivered by each of the Company and me. Any subsequent change or changes in my duties, obligations, rights, or compensation will not affect the validity or scope of this Confidentiality Agreement.

(c) Successors and Assigns. Sections 9.3(b) and 9.3(c) of the Employment Agreement are incorporated into this Confidentiality Agreement by reference, mutatis mutandis. Notwithstanding anything to the contrary contained in the Employment Agreement or in this Confidentiality Agreement, the Company is prohibited from assigning or delegating all or any portion of this Confidentiality Agreement except in compliance with this Section 9(c) in connection with an assignment or delegation of the Employment Agreement that is effected in compliance with Sections 9.3(b) and 9.3(c) of the Employment Agreement. Subject to the two immediately preceding sentences, this Confidentiality Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be binding upon and for the benefit of the Company, its successors, and its assigns.

(d) Survival. The provisions of this Confidentiality Agreement shall survive the termination of my employment with the Company and/or the assignment, in compliance with the requirements hereof, of this Confidentiality Agreement by the Company to any successor in interest or other assignee, in each case subject to the temporal limitations contained herein.

(e) Construction. Each party hereto has had an adequate opportunity to have this Confidentiality Agreement reviewed by counsel. If an ambiguity or question of intent or interpretation arises, this Confidentiality Agreement shall be construed as if drafted jointly by the parties hereto. This Confidentiality Agreement shall be construed without regard to any presumption, rule or burden of proof regarding the favoring or disfavoring of any party hereto by virtue of the authorship of any of the provisions of this Confidentiality Agreement. In the event any of the provisions of this Confidentiality Agreement conflict with any of the provisions of the Employment Agreement, the respective provisions of the Employment Agreement govern and control.

[SIGNATURE PAGE FOLLOWS]

I, James Nathanielsz, have executed this Confidentiality, Non-Interference, and Invention Assignment Agreement on the date set forth below:

Date: May 14, 2019	/s/ James Nathanielsz
(Signature)

James Nathanielsz

ACCEPTED AND AGREED TO:

PROPANC BIOPHARMA, INC.

By:	/s/ Julian Kenyon
Name:	Dr. Julian Kenyon
Title:	Authorized Signatory

[Propanc Biopharma, Inc./Nathanielsz Employment Agreement – Exhibit A Signature Page]

EXHIBIT “B”

[FORM OF]

MUTUAL RELEASE OF CLAIMS

This Mutual Release of Claims (this “Release”), is entered into as of the date of the last signature below, by and between Propanc Biopharma, Inc. (the “Company”) and James Nathanielsz (“Executive”) and is executed by each of the Company and Executive pursuant to Section [8] of that certain Employment Agreement, dated May ___, 2019 (the “Employment Agreement”), by and between the Company and Executive. Capitalized terms used in this Release without definition shall have the meanings ascribed thereto in the Employment Agreement. Executive and the Company sometimes are referred to herein collectively as the “Parties” and each individually as a “Party”. The Company and Executive agree as follows:

1. Release by Executive. Executive, on his own behalf and on behalf of his descendants, dependents, heirs, devisees, legatees, executors, administrators, legal or personal representatives, trustees, assigns, and successors (individually and collectively, the “Executive Parties”), and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges the Company, and each of its Affiliates, subsidiaries, divisions, or parents,, past and present, and each of them, as well as their respective predecessors, assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, the “Company Parties”), from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that Executive has ever had, or now has, or ever will have, against the Company Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of Executive’s execution of this Release that directly or indirectly arise out of, relate to, or are connected in any way with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties, including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other federal, state or local law, regulation or ordinance relating to employment (the foregoing, as modified by the following clause, collectively, the “Executive Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 1 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Executive Released Claims shall not include; (a) the obligations and covenants of the Company and the rights of Executive in each case that, directly or by implication, survive the termination of Executive’s employment with the Company pursuant to Section [9.7] of the Employment Agreement; (b) any claim that is prohibited from being released as a matter of law; (c) Executive’s rights to tail indemnification or contribution, whether pursuant to the governance documents of any of the Company Parties (including, without limitation, pursuant to any certificate of incorporation, bylaws or any written agreements) or Section [6.5] of the Employment Agreement (d) any rights or claims of Executive as a stockholder of the Company; (e) any vested rights or vested benefits under ERISA or under any Benefit Plan; (f) workers’ compensation benefits; and (g) any claims arising after the date of Executive’s execution of this Release.

2. It is a condition hereof, and it is the Parties’ intention in the execution of this Release, that the release set forth in Section 1 above shall be effective as a bar to each and all of the Executive Released Claims.

3. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Release, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Release. Executive further expressly acknowledges and agrees that:

(a) In return for this Release, he will receive consideration beyond that which he was already entitled to receive before entering into this Release;

(b) He is hereby advised in writing by this Release to consult with an attorney before signing this Release;

(c) He was given a copy of this Release on [_________], and informed that he had twenty-one (21) days within which to consider this Release, that changes (whether material or otherwise) will not restart the 21-day period;

(d) Nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

(e) He was informed that he has seven (7) days following the date of execution of this Release in which to revoke this Release, and this Release will become null and void if Executive so elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven (7)-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Release.

4. Release by Company. The Company, on behalf of itself and each and all of the other Company Parties, hereby acknowledges full and complete satisfaction of and releases and discharges each and all of the Executive Parties from and with respect to any and all claims, agreements, obligations, demands and causes of action, known or unknown, suspected or unsuspected, that all or any of the Company Parties have ever had, or now have, or ever will have, against all or any of the Executive Parties by reason of any and all acts, omissions, conditions, events, circumstances, or facts existing, occurring, or failing to occur at any time through the date of the Company’s execution of this Release that directly or indirectly arise out of, relate to, or are connected with Executive’s employment by, services to (whether as an employee, officer, director, or otherwise), or separation from, all or any of the Company Parties(the foregoing, as modified by the following clause, collectively, the “Company Released Claims”); except that notwithstanding anything to the contrary herein, the release set forth in this Section 4 expressly excludes, and shall not alter, limit, release, apply to, or otherwise affect, and the term Company Released Claims shall not include (a) the obligations of Executive that survive the termination of Executive’s employment with the Company pursuant to Section [9.7] of the Employment Agreement and that certain Confidentiality, Non-Interference, and Invention Assignment Agreement dated [*] between the Company and Executive; and (b) any claims arising after the date of the Company’s execution of this Release.

5. It is a condition hereof, and it is the Parties’ intention in the execution of this Agreement, that the release set forth in Section 4 above shall be effective as a bar to each and all of the Company Released Claims.

6. No Transferred Claims. Executive represents and warrants to the Company, that he has not heretofore assigned or transferred to any person or entity any of the Executive Released Claims or any part or portion thereof. The Company represents and warrants to Executive that it has not heretofore assigned or transferred to any person or entity any of the Company Released Claims or any part or portion thereof.

7. Miscellaneous. The following provisions shall apply for purposes of this Release:

(a) Section Headings. The section headings contained in this Release are for reference purposes only and shall not affect in any way the meaning or interpretation of this Release.

(b) Governing Law; Jurisdiction; Arbitration. All matters in connection with, relating to, or arising from this Release shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof (to the extent that the application of the laws of another jurisdiction would be required thereby).

To ensure the rapid and economical resolution of disputes that may arise in connection with this Release, the Parties agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Release, Executive’s employment with the Company, or the termination of his employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS (Los Angeles office) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration). Executive acknowledges that by agreeing to this arbitration procedure, each of the Parties waives the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Parties agree that the existence of such arbitration proceeding, the nature and facts thereof and any award made therein shall be strictly confidential and not disclosed to any third parties (except as maybe necessary to enforce any arbitration award granted pursuant to this Release, including, any award granting equitable or injunctive relief, and to otherwise enforce this Release). The arbitrator shall be authorized to award all relief that Executive or the Company would be entitled to seek in a court of law. Each party shall be responsible for its own costs and expenses incurred in connection with such arbitration. The Parties consent and submit to the exclusive personal jurisdiction and venue of the Superior Court of the State of California and the United States District Court for the Central District of California, Western Division, each located in the City of Los Angeles, State of California, to compel arbitration in accordance with this Release, to enforce any arbitration award granted pursuant to this Release, including, any award granting equitable or injunctive relief, and to otherwise enforce this Release and carry out the intentions of the Parties to resolve all disputes arising under or in connection with this Release through arbitration. Nothing in this Release is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

(c) Amendments. This Release may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by Executive and the Company or, in the case of a waiver, by the Party waiving compliance.

(d) Waivers.

(i) Except as otherwise provided herein, no action taken pursuant to this Release, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Release. Any term, covenant, agreement, obligation, undertaking, condition, representation or warranty under this Release may be waived at any time by the Party which is entitled to the benefit thereof, but only by a written notice signed by such Party expressly waiving such term, covenant, agreement, obligation, undertaking, condition, representation or warranty.

(ii) The failure of any Party to insist, in any one or more instances, upon performance of the terms or conditions of this Release shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any Party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

(e) Severability. Any provision of this Release which is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Release, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.

(f) Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Release or the terms of this Release to produce or account for more than one of such counterparts. All counterparts shall constitute one and the same instrument. Each Party may execute this Release via a facsimile (or transmission of a PDF file) of a counterpart of this Release. In addition, facsimile or PDF signatures of authorized signatories of any Party shall be valid and binding and delivery of a facsimile or PDF signature by any Party shall constitute due execution and delivery of this Release.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Company and Executive has executed this Release as of the respective date set forth below.

PROPANC BIOPHARMA, INC.

By:
Name:
Title:

JAMES NATHANIELSZ

(signature)

[Propanc Biopharma, Inc./Nathanielsz Employment Agreement – Exhibit B Signature Page]